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                                              Filed Pursuant to Rule 424(b)(3)
                                              File Number 333-48059

PROSPECTUS



                                 OMNICARE, INC.

                                  COMMON STOCK

         This Prospectus covers the offering for resale of 268,386 shares (the "Shares") of Common Stock, par value $1.00 per share, of Omnicare, Inc. ("Omnicare" or the "Company") by the Selling Stockholders named herein under "Selling Stockholders," who either (a) acquired the Shares pursuant to a purchase agreement entered into in connection with the acquisition of certain assets of Jacobs Drug, Inc., d/b/a Jacobs Health Care Systems ("Jacobs") or (b) acquired or have the right to acquire the Shares pursuant to warrants issued as compensation for consulting services provided or to be provided to Omnicare. Omnicare will not receive any proceeds from the sale of the Shares covered by this Prospectus.

         The Common Stock is listed on the New York Stock Exchange under the symbol OCR.

         The Shares covered by this Prospectus may be offered for sale from time to time on the New York Stock Exchange or otherwise, at prices then obtainable.

         Certain persons who sell the Shares covered by this Prospectus, and any broker or dealer to or through whom any such person shall sell such securities, may be deemed to be underwriters within the meaning of the Act with respect to the sale of such securities.

                           --------------------------

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
                BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY
                     STATE SECURITIES COMMISSION NOR HAS THE
                      SECURITIES AND EXCHANGE COMMISSION OR
                   ANY STATE SECURITIES COMMISSION PASSED UPON
                  THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                     ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

                           --------------------------


                  The date of this Prospectus is March 23, 1998


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         NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED BY THE
COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN AS CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION WITHIN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                              AVAILABLE INFORMATION

         Omnicare is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can also be obtained from the Public Reference Section of the Commission at prescribed rates at the principal offices of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of that site is http://www.sec.gov. The Company's Common Stock is listed on the New York Stock Exchange (Symbol: OCR), and reports and information concerning the Company can be inspected at such exchange, 20 Broad Street, New York, New York 10005.

         The Company has filed with the Commission a Registration Statement on Form S-3 under the Act with respect to the Common Stock offered hereby (including all amendments and supplements thereto, the "Registration Statement"). This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits filed therewith, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of such documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities and regional offices referred to above.


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               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended; the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, as amended, June 30, 1997 and September 30, 1997, as amended; the Company's Current Reports on Form 8-K dated January 31, 1997, February 6, 1997, May 31, 1997, August 6, 1997, August 8, 1997, September
12, 1997 (as amended September 29, 1997 and December 4, 1997), December 1, 1997, December 10, 1997 and February 18, 1998; and the Company's Form 8-A Registration Statement filed September 14, 1993 are hereby incorporated by reference in this Prospectus. All documents filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering being made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Such requests should be directed to Omnicare, Inc., 50 East RiverCenter Blvd. -- Suite 1530, Covington, Kentucky 41011, Attention: Corporate Secretary -- Cheryl
D. Hodges (telephone: (606) 291-6800).

                                 THE COMPANY

         Omnicare is a leading independent provider of pharmacy and related services to long-term care institutions such as nursing homes, retirement centers and other institutional health care facilities. The Company purchases, repackages and dispenses pharmaceuticals, both prescription and non-prescription, and provides computerized medical recordkeeping and third-party billing for patients in such facilities. The Company also provides consultant pharmacist services, including evaluating monthly patient drug therapy, monitoring the control, distribution and administration of drugs within the nursing facility and assisting in compliance with state and federal regulations. In addition, the Company provides ancillary services, such as infusion therapy, distributes medical supplies and offers clinical care plan and financial software information systems to its client nursing facilities. The Company currently provides these services to approximately 448,600 residents in over 5,500 nursing homes and other long-term care facilities in 37 states.

         The Company's executive offices are located at 50 East RiverCenter Blvd. - Suite 1530, Covington, Kentucky 41011, and its telephone number is (606) 655-1180.


                             SELLING STOCKHOLDERS

         Set forth below for each of the Selling Stockholders, who acquired Shares in connection with the issuance of warrants and the acquisitions identified on the cover page of this Prospectus,

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are the maximum number of Shares that may be sold by such Selling Stockholder hereunder.


SELLING STOCKHOLDER                                    NUMBER OF SHARES OWNED
-------------------                                    ----------------------

Norman K. Jacobson                                            154,386(1)
Stern Stewart & Co.                                          114,000(2)

---------------------
(1) These Shares were acquired by Jacobs pursuant to an acquisition agreement dated January 5, 1997 between the Company and Jacobs under which the Company acquired certain assets of Jacobs. These Shares were then transferred by Jacobs to Norman K. Jacobson. Mr. Jacobson is employeed by a Subsidiary of the Company.

(2) These Shares are issuable upon the exercise of warrants (which warrants are not exercisable prior to November 5, 1999) at an exercise price of $35 per share. The warrants were acquired as compensation for consulting services provided or to be provided by the Selling Stockholder to the Company.



                              PLAN OF DISTRIBUTION

         The Company is not aware of any plan of distribution with respect to the Shares. Distribution of the Shares by the Selling Stockholders may be effected from time to time in one or more transactions (which may involve block transactions) (i) on the New York Stock Exchange, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchange or in the over-the-counter market or (iv) in a combination of any such transactions. Such transactions may be effected by the Selling Stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Selling Stockholders may effect such transactions by selling Shares to or through underwriters, brokers or dealers, and such underwriters, brokers or dealers may receive compensation in the form of discounts or commissions from the Selling Stockholders and may receive commissions from the purchasers of Shares for whom they may act as agent.

                           DESCRIPTION OF COMMON STOCK

         The Common Stock has no preemptive rights and no redemption, sinking fund or conversion provisions. All shares of Common Stock have one vote on any matter submitted to the vote of stockholders. The Common Stock does not have cumulative voting rights. Upon any liquidation of the Company, the holders of Common Stock are entitled to receive, on a pro rata basis, all assets then legally available for distribution after payment of debts and liabilities and preferences on preferred stock, if any. Holders of Common Stock are entitled to receive dividends when and as declared by the Board of Directors out of funds legally available therefor (subject to the prior rights of preferred stock, if any). All outstanding shares of Common Stock are fully paid and nonassessable. The Board of Directors, without further action by the stockholders, is authorized to issue preferred stock in one or more series and to designate as to any such series the dividend rate, redemption prices, preferences on liquidation or dissolution, sinking fund terms, conversion rights, voting rights and any other preferences or special rights and qualifications.

         With certain exceptions, in the event a person owns 10% or more of the Company's stock

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entitled to vote, the approval of holders of a majority of the shares not so owned is required to authorize (1) any merger of the Company with such person,
(2) any sale, lease or other disposition of all or substantially all of the Company's assets to such person or (3) certain issuances and transfers of securities of the Company to such person. Directors may be removed without cause only by the affirmative vote of the holders of two-thirds of the Company's capital stock entitled to vote on the election of directors. The Board of Directors of the Company, when evaluating any offer of another person to make a tender or exchange offer, merge or purchase or otherwise acquire all or substantially all of the assets of the Company, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Company and its stockholders, give due consideration to all relevant factors, including the social and economic effects on employees, customers, suppliers and other constituents of Omnicare and on the communities in which Omnicare operates or is located. The sections of the Company's Restated Certificate of Incorporation described in this paragraph may not be altered, amended or repealed without approval of the holders of two-thirds of the outstanding shares of each class entitled to vote thereon as a class.


                                     EXPERTS

         The audited financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (as amended on Form 10-K/A filed August 6, 1997) have been so incorporated in reliance on the report of Price Waterhouse LLP to the extent and for the periods appearing therein, given on the authority of said firm as experts in auditing and accounting.

         The audited financial statements of American Medserve Corporation as of December 31, 1996 and 1995 and for the year ended December 31, 1996, the six months ended December 31, 1995 and the year ended June 30, 1995 incorporated in this Prospectus by reference to the Company's Current Report on Form 8-K dated September 12, 1997 (as amended September 29, 1997 and December 4, 1997) have been audited by Ernst & Young LLP, independent auditors, as set forth in their report incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

                                  LEGAL MATTERS

         The validity of the issuance of the Shares offered hereby by the Selling Stockholders will be passed upon for the Company by Thompson Hine & Flory LLP.


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